As filed with the Securities and Exchange Commission on June 26, 2026

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

American Electric Power Company, Inc.
(Exact name of registrant as specified in its charter)

New York	13-4922640
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
1 Riverside Plaza, Columbus, Ohio 43215
(Address of registrant’s principal executive offices)(Zip Code)

AEP Employee Stock Purchase Plan
(Full title of the plan)

DAVID C. HOUSE, Senior Counsel
AMERICAN ELECTRIC POWER SERVICE CORPORATION
1 Riverside Plaza
Columbus, Ohio 43215
(Name and address of agent for service)

(614) 716-1630
(Telephone number, including area code, of agent for service)
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents, which have previously been filed with the SEC by American Electric Power Company, Inc. (“AEP” or the “Registrant”) are incorporated by reference herein and shall be deemed to be a part hereof:

i.Annual Report on Form 10-K of AEP for the year ended December 31, 2025;

ii.Quarterly Report on Form 10-Q of AEP for the quarterly period ended March 31, 2026;

iii.Current Reports on Form 8-K of AEP filed on January 8, 2026, February 17, 2026, April 29, 2026 and May 14, 2026; and

iv.The description of AEP’s Common Stock, par value $6.50 per share (“Common Stock”), set forth in AEP’s Registration Statement on Form S-3 (Registration No. 333-291275), filed on November 5, 2025, pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by AEP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

David C. House, Esq., Senior Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of AEP, has passed upon the legality of the shares of the Common Stock of the Registrant to be issued under the AEP Employee Stock Purchase Plan (the “Plan”). Mr. House is compensated by a wholly owned subsidiary of AEP as an employee and is a stockholder of the Company.

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law (“BCL”), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity. The certificate of incorporation of the Registrant contains provisions eliminating the personal liability of directors to the extent permitted by New York law. The bylaws of the Registrant provide for the indemnification of directors and officers of the Registrant to the full extent permitted by law.

As permitted by Section 726 of the BCL, the Registrant maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

The above is a general summary of certain provisions of the Registrant’s certificate of incorporation, bylaws and the BCL and is subject in all respects to the specific and detailed provisions of the Registrant’s certificate of incorporation, bylaws and the BCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
*3(a)	Composite of the Restated Certificate of Incorporation of AEP, dated May 6, 2026.
3(b)	Composite By-laws of AEP, as amended April 28, 2026 and effective May 1, 2026 [filed as Exhibit 3.2 to AEP's Current Report Form 8-K filed with the SEC on April 29, 2026].
*4	AEP Employee Stock Purchase Plan.
*5	Opinion of David C. House, Esq., Senior Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of AEP, as to the legality of the securities being registered.
*23(a)	Consent of PricewaterhouseCoopers LLP.
*23(b)	Consent of David C. House, Esq., Senior Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of AEP (included in Exhibit 5).
*24	Power of Attorney.
*107	Filing Fee Table.

Exhibits designated with an asterisk (*) are filed herewith.

Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 26th day of June, 2026.

AMERICAN ELECTRIC POWER COMPANY, INC.

William J. Fehrman*
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(i) Principal Executive Officer:
William J. Fehrman*	Chief Executive Officer and President	June 26, 2026

(ii) Principal Financial Officer:

/s/ Trevor I. Mihalik Trevor I. Mihalik	Executive Vice President and Chief Financial Officer	June 26, 2026

(iii) Principal Accounting Officer:

/s/ Kate Dixon Kate Dixon	Senior Vice President, Controller and Chief Accounting Officer	June 26, 2026

(iv) A Majority of the Directors:

William J. Fehrman*
Benjamin G.S. Fowke*
Art A. Garcia*
Sandra Beach Lin*
Margaret M. McCarthy*
Daryl Roberts*
Joseph G. Sauvage*
Daniel G. Stoddard*
Sara Martinez Tucker*
Lewis F. Von Thaer*
* By: /s/ Trevor I. Mihalik		June 26, 2026
(Trevor I. Mihalik, Attorney-in-Fact)